AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT effective as of July 1, 2017, to the Fund Administration Servicing Agreement, dated as of October 24, 2013, (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of its series named in Exhibit A hereto, (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John P. Buckel	By: /s/ Michael L. Ceccato
Printed Name: John P. Buckel	Printed Name: Michael L. Ceccato
Title: President	Title: Senior Vice President

Rockefeller

Exhibit A to the

Fund Administration Servicing Agreement Trust for Professional Managers – Rockefeller & Co

Fund Names

Name of Series	Date Added
Rockefeller Core Equity Fund	on or after October 24, 2013
Rockefeller Core Taxable Bond Fund	on or after October 24, 2013
Rockefeller Intermediate Tax Exempt National Bond Fund	on or after October 24, 2013
Rockefeller Intermediate Tax Exempt New York Bond Fund	on or after October 24, 2013

Rockefeller

Amended Exhibit B - Trust for Professional Managers Fund Administration Servicing
Agreement – Rockefeller & Co

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE AT JULY 2017

Annual Fee Based Upon Average Net Assets Per Fund Complex*
        ____ basis points on the first $____
        ____ basis points on the next $____
        ____ basis points on the balance above $____
Minimum monthly fee:  $____ per fund complex

▪ Includes up to 2 cusips per fund
▪ Additional fee of $____ for each additional cusip (class) above 2
Services Included in Annual Fee Per Fund
▪ Daily Performance Reporting
▪ Advisor Information Source Web Portal
▪ USBFS Legal Administration (e.g., registration statement update)
Section 15(c) Reporting
▪ $____ /fund per report – first class
▪ $____ /additional class report
CCO Annual Fees (Per Advisor Relationship/Fund)*
▪ $____ for the first fund,
▪ $____ for each additional fund
▪ $____ / sub-advisor per fund
Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s signature below acknowledges approval of the fee schedules on this Exhibit B.

By:  Rockefeller & Co., Inc.

/s/ David Westbrook____________

Name/Title: David Westbrook, Chief Financial Officer
Date: July 20, 2017

Rockefeller